Exhibit 10.14

                        Shiva Corporation
                  AGREEMENT AND GENERAL RELEASE
                  -----------------------------

It is hereby agreed by and between Jean-Pierre Boespflug (hereinafter referred to as the "Employee") and Shiva Corporation (hereinafter referred to as "Shiva"), for good and sufficient consideration more fully described below that:

1. Employment Status. The Employee's service as Senior Vice President, Research and Development, with Shiva terminated effective July 23, 1997. Notwithstanding such termination, Employee's employment with Shiva has continued without interruption from July 23, 1997 to and including the execution of this Agreement and General Release ("Agreement") and shall continue from and after such date pursuant to and subject to the terms of this Agreement. Employee shall continue to be employed with Shiva on a part-time consulting basis with Shiva until April 10, 1998 (hereinafter referred to as "Termination Date"). Employee's salary as a consultant shall be equal to Employee's current base level salary, excluding incentive compensation. (Employee may not participate in either the 1997 or 1998 Shiva Bonus Plans). Employee agrees to be available as a consultant to Shiva for up to forty (40) hours per calendar month from July 24, 1997 through the Termination Date to participate in meetings, to complete certain project deliverables as needed, and deliver presentations at Shiva or other locations as needed. In the event of disagreement over quantity or quality of work performed, the Company may withhold up to 20% of agreed upon compensation as a sole and unique remedy. Shiva acknowledges that Employee has complied with any obligations that he may have had pursuant to this paragraph effective from July 24, 1997 to and including the execution of this Agreement. The maximum monthly hours required under this Agreement shall be adjusted pro rata for the balance of the calendar month following execution of this Agreement and for the portion of April, 1998 that Employee shall serve as a consultant. Employee agrees to be reasonably responsive when Shiva requests services and to use his best efforts to perform his responsibilities. Shiva agrees to be reasonable in its requests for specific time and deliverable dates in light of any professional and/or personal commitments that Employee may have. Employee hereby agrees that Employee will not represent himself to third parties as Shiva's Senior Vice President of Research and Development. The Employee may represent himself as a consultant to Shiva.

Employee shall not be entitled to participate in any Shiva employee benefit plans or programs effective after July 23, 1997, except as stated in this Agreement. Shiva shall continue Employee's current base level salary as a consultant effective to and including the Termination Date. On or before the regular Shiva payroll date next following the Termination Date, Shiva shall pay Employee for all vacation pay that was accrued but unused by Employee effective as of July 23, 1997. Employee shall not be considered to have used or accrued vacation time after July 23, 1997.

2. Tax Treatment. Shiva shall reduce payments to be made to Employee pursuant to this Agreement by deductions and withholdings that it reasonably determines to be required for tax purposes.

3. Severance Pay/Benefit Continuance/Options/Miscellaneous. In return for the execution of this Agreement, Shiva shall provide the following to Employee:

(a) Severance Pay. Shiva shall pay Employee a lump sum severance payment of US$50,000 on or before the regular Shiva payroll date next following the Termination Date.

(b)  Benefits.

     (1) Medical/Dental. Based on the reduction of Employee's working hours, Employee became eligible for continuation of medical/dental coverage pursuant to COBRA effective July 24, 1997. Employee is considered to have elected COBRA coverage effective July 24, 1997. Shiva shall pay the premiums for such coverage to and including July 23, 1998, provided that (1) effective to and including April 10, 1998, Shiva may reduce Employee's salary by the amount withheld from salary payments to full-time employees with the same medical/dental coverage for sharing of medical/dental premium costs; (2) any continuation of COBRA coverage after July 23, 1998 shall be at Employee's expense; and (3) notwithstanding the foregoing, Shiva's obligations under this Section 3(b)(1) shall end effective no later than Employee's commencement of other employment or Employee's ineligibility for COBRA under the terms of COBRA.

     (2) Other Benefits. Employee's participation in all other Shiva benefit plans and programs, including but not limited to life insurance, short and long-term disability, and the 401(k) plan, ended effective July 23, 1997, provided that Employee shall have rights under the 401(k) plan based on his participation to and including July 23, 1997. Employee's rights under the 401(k) plan shall be governed by the terms of such plan.

(c) Stock Options. Pursuant to the 1988 Stock Plan, as amended and restated (the "Plan"), Employee will have up to sixty (60) days after the Termination Date to exercise any vested Stock Rights (as defined in the Plan). All unvested Stock Rights will be canceled on the Termination Date.

(d)  Miscellaneous.

     (1) Relocation Reimbursement. In lieu of repatriation of Employee and Employee's family back to France, Shiva shall pay Employee US$20,000.00 on or about April 10, 1998. Without limiting the scope of the General Release set forth in paragraph 5 below, Employee acknowledges that this payment is in exchange for Employee's release of all of Shiva's obligations under the relocation letter to Employee dated June 16, 1997, a copy of which is attached as Exhibit A, except that notwithstanding such release, Shiva agrees to provide effective through July 23, 1998 the benefits pursuant to the terms listed under the following sections in Exhibit A: Car, Children's Schooling, Tax and Tax Equalization, provided that tax equalization shall only be provided for Shiva compensation. In addition Shiva shall reimburse to Employee US$4,500.00 per month for Employee's leased home in the United States through July 23, 1998, paid in one lump sum at the date of execution of this agreement. These items were provided to compensate the Employee for the obligation to move to the USA as a condition of his employment and subsequent consulting contract.

     (2) Voice Mailbox. Shiva will maintain a voice mail box for Employee's use at Shiva.

     (3) Indemnification. To the extent permitted by its by-laws, Shiva shall indemnify Employee against any present or future litigation filed against Shiva for all causes of action. This indemnification includes, and is not limited to, the present class action shareholder actions known to Shiva.

4. Company Files, Documents and Other Property. Effective immediately, the Employee will return to Shiva any keys, credit cards or other items that he might have in his possession that are the property of Shiva or of Shiva's French subsidiary, including but not limited to the following:

    (1) an ATT and France Telecom card
    (2) a toll pass "Escota"
    (3) keys to the Sophia office
    (4) payment cards issued on the name Shiva France (Shell/Esso, Hertz gold, Elf)
    (5) Company car in France

Notwithstanding the foregoing, (a) for the purpose of assisting Employee in his performance of his consulting responsibilities, Employee may retain Shiva files, reports, books, data and other documents until no later than the Termination Date; and (b) Shiva hereby transfers ownership of its Toshiba Tecra laptop computer and the Nokia mobile phone with PCMCIA and SIM cards that Employee has in his possession. Employee agrees to change the billing for the service to his Nokia mobile phone to Employee directly prior to the execution of this Agreement.

5.  Release.
(a) Employee hereby remises, releases, and forever discharges Shiva, its successors and assigns, all related entities, and the current and former directors, officers, employees, and agents of each of them (all referred to hereinafter as the "Company") of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages and any and all claims, demands, and liabilities whatsoever of every name and nature which against the Company Employee has, claims to have, ever had, or ever claimed to have had, known or unknown (all hereinafter referred to as "claims") including but not limited to all claims relating to Employee's employment with Shiva, the termination of Employee's service with Shiva as Senior Vice President, Research and Development, or Employee's agreement to the termination of his employment pursuant to this Agreement; all claims of alleged wrongful or bad faith termination of employment; all claims of misrepresentation; all claims of any form of alleged unlawful employment discrimination, including but not limited to all claims based upon the Age Discrimination Employment Act of 1967, as amended, 42 U.S.C. 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., or Mass. Gen. Laws ch. 151B; all claims of breach of either express or implied contract; all claims of intentional or negligent infliction of emotional distress; all claims for wages, vacation pay, separation pay, expense reimbursement, or any form of compensation; all claims for attorneys' fees; and all claims for reinstatement of employment with Shiva. Employee hereby remises, releases, and forever discharges Shiva, its successors and assigns, all related entities, and the current and former directors, officers, employees, and agents of each of them (all referred to hereinafter as the "Company") against all claims of a similar nature to the above listed claims which Employee has, claims to have, ever had, or ever claimed to have had, known or unknown, which might have arisen under the laws of France. This release is fully mutual in nature providing the Employee with the same rights, protection, and certainty accorded Shiva.

(b) The Employee agrees and acknowledges the payments and benefits set forth in this Agreement, together with payments and benefits previously provided to the Employee by Shiva, are the only payments and benefits he will receive in connection with his employment and termination.

6.  Waiver of Rights and Claims Under the Age Discrimination in
    Employment Act of 1967:

(a) The Employee has been informed that since he is 40 years of age or older, he might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, as amended. In consideration of the compensation described in this Agreement, the Employee specifically waives such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed.

(b) The Employee was advised by Shiva to consult an attorney prior to executing this Agreement.

(c) The Employee was further advised when presented with this Agreement on September 15, 1997 that he had at least twenty-one
     (21) days from the date of such presentation within which to consider the Agreement. Employee acknowledges that if he executed this Agreement before the end of such twenty-one (21) day period, his decision to do so was entirely voluntary.

7. No Admission. Nothing in this Agreement is to be construed as an admission by Shiva, its successors, assigns, officers, employees, and/or agents, whether in their individual or official capacity, of any liability or unlawful conduct whatsoever.

8.  Confidentiality.

(a) Employee agrees not to disclose, either directly or indirectly, any information whatsoever regarding any claim that Employee might have or might have had against Shiva of the substance of this Agreement to any person or organization, including but not limited to, members of the press and media, present and former employees of Shiva and other members of the public. Notwithstanding the foregoing, Employee may disclose such matters to Employee's spouse, accountant, and/or attorney, provided that any such person agrees in advance of such disclosure to keep such information completely confidential. Employee further agrees that a breach of such obligation by any such person shall be considered to be a breach of this Agreement by Employee.
     Employee may further make disclosure of information identified above to the extent required by law or legal process, provided that Employee shall give as much advance notice of such disclosure as is practicable under the circumstances. Employee may further make disclosure to the extent reasonably necessary to enforce Employee's rights under this Agreement. Employee further agrees that Employee shall not disparage the Company in a personal manner, a professional manner or otherwise. Likewise, Shiva agrees that its directors and officers shall not disparage Employee in a personal matter, a professional matter or otherwise.

(b) Employee understands and agrees that Employee's employment created a relationship of confidence and trust between Employee and Shiva with respect to (i) proprietary information of Shiva;
     (ii) trade secrets and other confidential information of Shiva;
     (iii) the confidential information of others with which Shiva has or has had a business relationship (the information referred to in clauses (i), (ii) and (iii) is referred to, collectively, as "Confidential Information"). Employee agrees that at all times Employee shall keep in confidence and trust all Confidential Information and shall not use or disclose any Confidential Information without the written consent of Shiva, except as to the extent necessary to Employee's performance of Employee's responsibilities as a consultant. The restrictions set forth in this paragraph 8(b) shall not apply to any information which is in the public domain, unless such information is in the public domain as a result of an unauthorized disclosure by Employee. Notwithstanding anything else contained herein, Employee and Shiva expressly agree that this Release and the settlement of Employee's claims will remain non-public and confidential, except as required by law.

9.  Representations and Governing Law.

(a) This Agreement represents a complete understanding between the parties, supersedes any and all other agreements and understandings (including, but not limited to, the employment agreement dated March 24, 1994 between Employee and Shiva), whether oral or written and may not be modified, altered or changed except upon written consent of the parties.

(b) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law thereof.

(c) This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any Corporation with which or into which Shiva may be merged or which may succeed to its assets or business. Employee represents that he has not assigned any claims or rights that he has had or may have had against Shiva or the Company to anyone.

(d) In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

(e) The Employee represents that he has read the foregoing Agreement, fully understands the terms and conditions of such Agreement, and is voluntarily executing the same. In entering into this Agreement, the Employee does not rely on any representation, promise or inducement made by Shiva, with the exception of the consideration described in this document.

(f) The Employee may revoke this Agreement for a period of seven (7) days following its execution and the Agreement shall not become effective or enforceable until this revocation period has expired.

Signed this 24th day of October, 1997.

SHIVA CORPORATION

By: /s/ Larry Whitman              Employee: /s/ J. Boespflug
    -----------------                        ----------------
Dated: 10/24/97                    Dated: Oct 24, 1997
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